Filed pursuant to Rule
424(b)(3)

File No. 333-274888
NYLI MACKAY MUNI INCOME OPPORTUNITIES FUND
Supplement dated May 1, 2026 (“Supplement”) to the
Prospectus and Statement of Additional Information (“SAI”), each dated February 28, 2026
Capitalized terms and certain other terms used in this Supplement, unless otherwise defined in this Supplement, have the meanings assigned to them in the Prospectus and SAI.
The Board of Trustees of NYLI MacKay Muni Income Opportunities Fund (the “Fund”) considered and approved the following change which will take place on or around August 28, 2026:
The name of the Fund will change from NYLI MacKay Muni Income Opportunities Fund to NYLIM MacKay Muni Income Opportunities Fund.
PLEASE RETAIN THIS SUPPLEMENT FOR YOUR FUTURE REFERENCE.
REG-00125-05/26